Exhibit 99.3
ACCO BRANDS CORPORATION
offer for all outstanding
7 5/8% Senior Subordinated Notes due 2015
and the related guarantees
in exchange for
7 5/8% Senior Subordinated Notes due 2015
and the related guarantees
which have been registered under
the Securities Act of 1933, as amended,
pursuant to the prospectus dated                             , 2005
THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER                         , 2005, UNLESS EXTENDED (SUCH TIME AND DATE, AS SO EXTENDED, THE “EXPIRATION DATE”). TENDERS MAY BE WITHDRAWN PRIOR TO THE EXPIRATION DATE.
To Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees:
      ACCO Brands Corporation, a Delaware corporation (the “Issuer”), and certain subsidiaries of the Issuer (collectively, the “Guarantors”) are making an offer, referred to as the exchange offer, to exchange an aggregate principal amount of up to $350,000,000 of the Issuer’s 7 5/8% Senior Subordinated Notes due 2015, including the guarantees thereof by the Guarantors, which have been registered under the Securities Act of 1933, as amended (the “New Notes”), for a like principal amount of the Issuer’s outstanding 7 5/8% Senior Subordinated Notes due 2015, including the guarantees thereof by the Guarantors (the “Old Notes”), upon the terms and subject to the conditions set forth in the prospectus dated                     , 2005 and in the related letter of transmittal.
      Enclosed herewith are copies of the following documents:

1. the prospectus;

2. the letter of transmittal for your use and for the information of your clients, including a substitute Internal Revenue Service Form W-9 for collection of information relating to backup United States federal income tax withholding;

3. a notice of guaranteed delivery to be used to accept the exchange offer with respect to Old Notes in certificated form or Old Notes accepted for clearance through the facilities of The Depository Trust Company if (i) certificates for the Old Notes are not immediately available or all required documents are unlikely to reach the exchange agent before the expiration date or (ii) a book-entry transfer cannot be completed on time; and

4. a form of letter which may be sent to your clients for whose account you hold Old Notes in your name or in the name of a nominee, with space provided for obtaining such clients’ instructions with regard to the exchange offer.
      PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                     , 2005, UNLESS EXTENDED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.
      The Issuer and the Guarantors have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of Old Notes pursuant to the exchange offer. You will be reimbursed by the Issuer for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients and for handling or tendering for your clients.
      Additional copies of the enclosed materials may be obtained by contacting the exchange agent as provided in the enclosed letter of transmittal.

Very truly yours,

ACCO Brands Corporation
      NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE ISSUER, ANY OF THE GUARANTORS OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER NOT CONTAINED IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

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